SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 2, 2007

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia		30350
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (770) 587-9898

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 – Other Events

On October 2, 2007, the Company entered into a letter of intent to sell the business and certain assets of its subsidiary, Perma-Fix of Dayton, Inc. (“PFD”), located in Dayton, Ohio, which is within our Industrial Segment, to OGM, Ltd. (“OGM”). Under this letter of intent OGM will pay to us $3.0 million and assume certain liabilities and obligations of PFD. The purchase price is subject to adjustment under certain conditions. This letter of intent is subject to the OGM completing its due diligence, the parties entering into a definitive acquisition agreement and suitable arrangements by OGM to finance the purchase price.

The letter of intent further provides that the definitive agreement shall provide, among other things, that:

•	each of the parties shall provide the other with certain indemnifications, and
•
in the event that on or before closing date of the definitive purchase agreement a settlement agreement resolving the citizen’s suit portion of the lawsuit styled Fisher, et al., v. PFD (the “Lawsuit”) as previously disclosed by the Company, has not been entered into by the parties and approved by the court and/or a consent decree has not been entered into between PFD and the U.S. Department of Justice (“DOJ”) and the U.S. Environmental Protection Agency (“EPA”) resolving the government’s allegations in the Lawsuit, then OGM would not be obligated to close the purchase transaction unless the Company and PFD agree to indemnify OGM against any liabilities or damages incurred by OGM as a result of the failure of the Company and/or PFD to settle the citizen’s suit portion of the Lawsuit on terms substantially similar to the terms of a proposed settlement agreement attached to the definitive agreement or enter into a consent decree with the EPA and/or DOJ on terms substantially similar to the terms of a proposed consent decree attached as an exhibit to the definitive agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Dated: October 8, 2007	By:	/s/ Steven Baughman
Steven Baughman
Vice President and
Chief Financial Officer